                                   EXHIBIT 12
                                   ----------

                      RITE AID CORPORATION AND SUBSIDIARIES
        STATEMENTS RE COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                         QUARTER ENDED MAY 30, 1998 AND
  YEARS ENDED FEBRUARY 28, 1998, MARCH 1, 1997, MARCH 2, 1996, MARCH 4, 1995,
                             AND FEBRUARY 26, 1994

                          (Dollar Amounts in Thousands)

                  Quarter Ended   Year Ended    Year Ended         Year Ended    Year Ended   Year Ended
                        May 30,     Feb. 28,      March 1,           March 2,      March 4,     Feb. 26,
                         1998           1998          1997               1996          1995         1994
                         ----           ----          ----               ----          ----         ----

Fixed Charges
Interest Expense        $40,653     $159,752         $96,473           $68,341       $42,300      $28,683

Interest Portion(1)
  of Net Rental
  Expense                32,810      111,943          66,067            52,080        40,424       40,427
                         ------      -------          ------            ------        ------       ------

Fixed Charges Before
  Capitalized
  Interest               73,463      271,695         162,540           120,421        82,724       69,110

Capitalized
  Interest                2,090        3,834           1,897             1,948           373          217
                          -----        -----           -----             -----           ---          ---
Total Fixed
  Charges               $75,553     $275,529     $   164,437          $122,369       $83,097      $69,327
                       ========     ========     ===========          ========       =======      =======

Earnings

Income Before
  Extraordinary
  Loss and
  Income Taxes         $151,393     $530,041     $   258,927 (3)      $256,202   $   231,464      $45,670 (2)


Fixed Charges
  Before
    Capitalized
    Interest             73,463      271,695         162,540           120,421        82,724       69,110
                         ------      -------         -------           -------        ------       ------
Total Adjusted
  Earnings             $224,856     $801,736     $   421,467          $376,623   $   314,188     $114,780
                       ========     ========     ===========          ========   ===========     ========

Ratio of Earnings to
  Fixed Charges            2.98         2.91            2.56              3.08          3.78         1.66
                           ====         ====            ====               ====         ====         ====




(1) The interest portion of the net rental expense is estimated to be equal to one-third of the minimum rental expense for the period.

(2) Income before extraordinary loss and income taxes for fiscal year 1994 includes a $149,196,000 one-time, pre-tax provision for corporate restructuring and other charges.

(3) Income before extraordinary loss and income taxes for fiscal year 1997 includes a $68,057,000 one-time, pre-tax charge for nonrecurring and other charges.